AGREEMENT made as of the 23rd day of February, 1995, by and between CBS Inc. ("CBS"), a New York corporation, having its principal office at 51 West 52 Street, New York, New York 10019, and PETER LUND ("Executive"), residing at 100 Warwick Road, Bronxville, New York 10708.

                           W I T N E S S E T H:

     WHEREAS, Executive has been performing services as an executive of the CBS Broadcast Group ("CBG") of CBS pursuant to an agreement between Executive and CBS, made as of January 31, 1994 (the "Existing Agreement"); and
     WHEREAS, CBS desires to secure the services of Executive as President of CBS Broadcast Group and Executive is willing to perform such services, upon the terms, provisions and conditions hereinafter set forth;
     NOW, THEREFORE, in consideration of the promises and the mutual covenants hereinafter contained, it is agreed upon between CBS and Executive as follows:
     1. This Agreement supersedes, cancels and replaces the Existing Agreement between CBS and Executive in all respects on and as of February 23, 1995.
     2. (a) CBS hereby employs Executive, and Executive hereby accepts employment as President, CBS Broadcast Group for a term commencing February 23, 1995 and ending March 1, 1998 (the "Employment Term").

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
          (b) Executive shall report directly and only to the person who is Chairman, President and Chief Executive Officer of CBS (all titles being currently held by Laurence A. Tisch) and the Board of Directors of CBS. In the event of a corporate reorganization or restructuring, Executive shall continue to be employed by CBS as President of CBG and shall have the responsibilities and authority specified in this Agreement, and shall continue to report to the person(s) who hold the title(s) of President and Chief Executive Officer. Subject to CBS's policies, Executive shall have full discretion for the operations of CBG. Financial commitments undertaken by Executive must adhere to established practices and policies of CBS.
          (c) All officers, employees and other personnel of CBG shall report only to Executive either directly or through such channels as Executive in his discretion shall specify. Executive shall have full authority to manage CBG, including its personnel, business and operations. Without limiting the generality of the foregoing, Executive shall have the authority to initiate action, hire, replace and terminate personnel in accordance with CBS personnel policies and practices.
     3. CBS agrees to pay Executive, and Executive agrees to accept from CBS for his services hereunder, a total salary of

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$1,750,000 per annum for the first contract year, $2,000,000 for the second contract year, $2,200,000 for the third contract year, and $42,308 for the period from the end of the third contract year until March 1, 1998 (the "Stub Period"). Such total salary is composed of a base salary and a guaranteed bonus payment for each contract year, but shall be paid solely as salary for the Stub Period.
          (a) CBS agrees that Executive shall receive such base salary at the rate of not less than $1,400,000 per annum for the first contract year, not less than $1,600,000 per annum for the second contract year and not less than $1,800,000 per annum for the third contract year. Executive's base salary shall be payable in equal bi-weekly installments or in such other manner as CBS may designate for employees generally.
          (b) CBS agrees that Executive shall receive bonus payments of $350,000 for the first contract year, payable in February of 1996, $400,000 for the second contract year, payable in February of 1997, and $400,000 for the third contract year, payable in February of 1998. The foregoing bonus payments are intended to substitute for what otherwise would be due to Executive under the CBS Executive Incentive Plan ("EIP") and shall be credited against any such EIP award to Executive.

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
          (c) Should Executive become disabled and unable to render all or substantially all of his duties, he shall continue to receive until March 1, 1998 his base salary (in effect at the time of disability), reduced by the maximum amount of salary which is insured under the CBS Long Term Disability ("LTD") Plan at the time of disability. In addition, with respect to the year in which Executive becomes disabled, he shall receive a pro rated portion of his guaranteed bonus to the date of disability.
          (d) In the event of the death of Executive, salary and bonus payments to be paid pursuant to this Agreement shall cease immediately. Notwithstanding the foregoing, the estate of Executive shall receive all salary payments due through the date of Executive's death, a pro rated portion of his guaranteed bonus to the date of death, and all of the proceeds under all insurance plans covering Executive pursuant to Paragraph 5 or a successor plan.
     4. The Company agrees to pay Executive as deferred compensation a net amount equal to the sum of (i) $1,050,715.12 (representing the sum of $1,000,000 plus accrued interest on the amount deferred under the Existing Agreement through February 23,
1995) plus (ii) interest thereon from February 23, 1995, which shall be compounded annually. Such interest will be calculated

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initially at the rate in effect on the date hereof for 13-week
United States Treasury Bills and thereafter adjusted on the first day of each succeeding calendar quarter commencing April 1, 1995 to be, for the following quarter, the rate in effect on that date for the 13-week United States Treasury Bills. The entire amount of such deferred compensation is irrevocably vested in Executive and shall be paid as a net amount when this Agreement ends (including, without limitation, due to death, disability or under paragraph 9 hereof) or when Executive leaves CBS for any reason, whichever occurs first. Executive shall not, at any time, have a right to accelerate payment of this deferred compensation. Such deferred compensation shall not be funded and the Company shall make such payments out of general corporate assets.
     5. Executive shall be included in all plans now existing or hereafter adopted for the general benefit of CBS Employees, such as pension plans, investment funds and group medical, disability or other insurance plans and benefits, subject to the provisions of such plans as the same may be in effect from time to time. Executive will also participate in other CBS benefit plans, including the Executive Incentive Plan, Supplemental Executive Retirement Plan (SERP) and the Stock Rights Plan or any successor plans thereto, in which participation is limited to CBS

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executives in positions comparable to or lesser than Executive's.
To the extent Executive participates in any benefit plan, such participation shall be based upon Executive's base salary, unless otherwise indicated in the plan document. It is agreed that Executive will be recommended for a minimum grant of four thousand (4,000) stock options each year of the Employment Term pursuant to the CBS Stock Rights Plan and that CBS will use its best efforts to cause the Board of Directors to exercise its sole and exclusive authority to grant such options. The grant of options to Executive shall be considered by the CBS Board of Directors during the term of this Agreement when such grants are proposed for comparable senior executives at CBS which shall be no less frequently than annually. In no event shall Executive receive a stock option grant which is less than the greater of
(i) 4,000 options or (ii) the number of options granted that year to any other CBG executive.
     6. Executive shall be entitled to 4 weeks vacation with pay, and vacation shall be governed in accordance with CBS policy.
     7. Executive agrees to devote all customary business time and attention to the affairs of CBS, except during vacation periods and reasonable periods of illness or other incapacity

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consistent with the practices of CBS for executives in comparable positions, and agrees that his services shall be completely exclusive to CBS during the term hereof.
     8. Executive acknowledges that he has been furnished a copy of the "Policy Notes from the President" concerning conflicts of interest ("Conflicts Policy"), dated December 13, 1989, and a copy of the "CBS Policy Summary." Executive further acknowledges that he has read and fully understands all the requirements thereof, and acknowledges that at all times during the Employment Period he shall perform his services hereunder in full compliance with the Conflicts Policy and the CBS Policy Summary and with any revisions thereof or additions thereto.
     9. (a) If, during the term of this Agreement, CBS properly terminates the employment of Executive for Cause, then CBS's obligations hereunder, except pursuant to paragraphs 4 and 11 (provided that the exception for paragraph 11 shall not apply to any claim, loss, liability, judgment or expense resulting from the Cause for which Executive has been terminated), shall terminate immediately. For all purposes of this Agreement, "Cause" shall mean on the part of Executive any of the following:
(i) rendering business-related services for others, if such violative act is not cured within fifteen (15) days after written

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notice specifying the alleged breach in detail; (ii)
misappropriating or embezzling assets of CBS or committing an act of fraud or other dishonesty as to CBS; (iii) being convicted in a court of law of committing any other act of misappropriation, embezzlement, fraud or dishonesty; (iv) failure to render material services under this Agreement other than by reason of disability, unless such failure is cured within fifteen (15) days after written notice specifying the alleged breach in detail; or
(v) intentionally violating material policies and procedures of CBS, which are consistently applied to other similarly situated executives of CBS and are not inconsistent with this Agreement, after Executive has received written notice that continued violation of such policies could result in his termination.
          (b) If, during the term of this Agreement, the employment of Executive by CBS should be terminated by CBS other than for Cause (as defined above) or it is terminated by Executive for Good Reason (as hereafter defined):
               (i) if it is at any time after March 1, 1996, but during the term of this contract, then Executive shall immediately receive a lump sum payment in an amount equal to the balance of all base salary payments and guaranteed bonuses called for by this Agreement or severance pay in accordance with CBS's

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present policy, whichever is greater (and in no event shall the amount of such payment be less than one (1) year of base salary and bonus payment pursuant to this Agreement at Executive's then-existing rates); or
               (ii)  if it is prior to March 1, 1996, then
Executive shall remain on payroll receiving the full amount of base salary and guaranteed bonus provided for herein in an advisory capacity until March 1, 1996 during which time he may accept no other employment and, after which time, the terms provided in paragraph 9(b)(i) shall apply.
               (iii)  "Good Reason" shall mean any of the
following (without the Executive's prior express written consent) which, on written notice received from the Executive, CBS shall not have cured within fifteen (15) days; (A) the repeated failure of CBS to pay Executive any compensation due and owing hereunder (it being agreed that written notice in respect of a repeated failure need be given only one time); (B) removing the Executive from his title or position as President of CBG; (C) inserting any other person in the chain of authority between the Executive and Laurence A. Tisch (or his replacement as Chairman, President and Chief Executive Officer); (D) diminishing in any substantial way the Executive's authority for the management and operation of
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CBG, or (E) diminishing in any substantial way the functions of
CBG.
          (c) If, during the term of this Agreement, Laurence A. Tisch should cease for any reason to be the CEO of CBS and if Executive's authority changes in a material and substantial manner, Executive may resign from CBS, in which event the provisions of paragraph 9(b) shall obtain. In no event shall the provisions of this paragraph 9(d) be interpreted to diminish or affect the rights of Executive under paragraph 9(b).
     10. CBS and Executive agree that, beginning not later than July 1, 1997, if this Agreement is then in effect, and if both parties desire to continue their relationship, they will engage in good faith discussions looking to an extension of this Agreement, or to a successor employment agreement, to become effective on or before the expiration of this Agreement.
     11. CBS shall protect, indemnify and hold harmless Executive and any entity claiming under or through him from and against any claim, loss, liability, judgment and expense (including reasonable attorneys' fees) arising from or relating to Executive's employment by CBS.
     12. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by

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arbitration held in New York City and administered by the
American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
     13. This Agreement contains the entire understanding of the parties with respect to the subject matter thereof, supersedes any and all prior agreements of the parties with respect to the subject matter thereof, and cannot be changed or extended except by a writing signed by both parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, executors, heirs, administrators, successors and assigns. This Agreement and all matters and issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts performed entirely therein. If any provision of this Agreement, as applied to either party or to any circumstance, shall be adjudged by a court to be void and unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability thereof.
     14. All notices or other communications hereunder shall be given in writing and shall be deemed given if served personally

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or mailed by registered or certified mail, return receipt
requested, to the parties at their respective addresses above indicated, or at such other address or addresses as they may hereafter designate in writing. Any notice to Executive also shall be sent in the same manner to:
               Franklin, Weinrib, Rudell & Vassallo, P.C.
               488 Madison Avenue
               New York, New York 10022
               Attn:  Michael I. Rudell, Esq.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of February 23, 1995.
                                   CBS INC.


                                   By /s/Laurence A. Tisch
                                         Laurence A. Tisch


                                      /s/Peter A. Lund
                                         Peter A. Lund
                                         Executive

















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